ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-156695 Dated September 24, 2009

100% Principal Protection

Callable USD CMS Spread Steepener Notes

Market Strategies to Complement Traditional Fixed Income Investments

UBS AG $•   Notes with Interest Linked to the Spread between the USD 30-year Constant Maturity Swap Rate and the USD 2-year Constant Maturity Swap Rate, due on or about October 15, 2024, callable quarterly commencing
October 13, 2010

Investment Description

100% Principal Protection Callable USD CMS Spread Steepener Notes (the “Notes”) are senior unsecured obligations of UBS AG (“UBS”). The Notes provide you with 100% principal protection if held to maturity and offer the potential for returns linked to the difference, or spread (the “CMS Spread”), between the USD 30-year Constant Maturity Swap Rate (“30y CMS”) and the USD 2-year Constant Maturity Swap Rate (“2y CMS”). The Applicable Interest Rate for the first four Interest Periods (such period ending on October 13, 2010, the “Fixed Interest Rate Period”) will be a fixed rate equal to 11.00% per annum (the “Fixed Rate”). The Applicable Interest Rate for each subsequent Interest Period will be equal to a multiplier of 4 (the “Multiplier”) x the positive CMS Spread, up to a maximum equal to 25.00% per annum (the “Interest Rate Cap”). The Notes provide 100% principal protection only if held to maturity. Any payment on the Notes, including interest and principal at maturity, is subject to the creditworthiness of UBS.

You will not earn interest during any Interest Period after the Fixed Interest Rate Period unless, on the Coupon Determination Date corresponding to such Interest Period, the CMS Spread is greater than zero. Because the actual interest amount payable on your Notes on any Interest Payment Date occurring after the Fixed Interest Rate Period may be a relatively low amount or even zero in periods where 30y CMS does not significantly exceed 2y CMS, the return on your Notes over their term may be significantly less than the return on a comparable fixed rate debt instrument. In addition, we may, at our election, redeem the Notes in whole, but not in part, on any Interest Payment Date scheduled to occur on or after October 13, 2010, at a redemption price equal to 100% of the principal amount of the Notes, as described in this free writing prospectus.

Features
☐	Income: In the first year, the Notes will pay fixed interest quarterly. From the second year and thereafter, the Notes will pay interest quarterly, subject to our right to redeem the Notes, at a per annum rate equal to the lesser of (i) the Multiplier x the CMS Spread and (ii) the Interest Rate Cap; provided that if the CMS Spread is at or below zero, no interest will be paid.
☐	Core Investment Opportunity: Because the interest payments on the Notes increase as the amount by which 30y CMS exceeds 2y CMS increases (subject to the Interest Rate Cap and our optional redemption right), the Notes may help to protect your portfolio from the effects of low short-term interest rate swap rates.
☐	Principal Protection Feature: If you hold the Notes to maturity, you will receive at least 100% of your principal, subject to the creditworthiness of UBS.

Key Dates(1)

Trade Date	October 7, 2009
Settlement Date	October 13, 2009
Interest Payment Dates	Quarterly, on the 13th day of January, April, July and October (or, if such day is not a business day, the business day immediately succeeding such day) commencing on January 13, 2010, during the term of the Notes
Maturity Date	October 15, 2024
CUSIP:	90261JEC3
ISIN:	US90261JEC36
(1)	The Notes are expected to price on or about October 7, 2009 and to settle on or about October 13, 2009. In the event that we make any changes to the expected trade date and settlement date, the interest payment dates and maturity date will be changed to ensure that the stated term of the Notes remains the same.
Note Offering

See “Additional Information about UBS and the Notes” on page 2. The Notes we are offering will have the terms set forth in the accompanying prospectus and this free writing prospectus. See “Risk Factors” beginning on page 7 of this free writing prospectus for risks related to an investment in the Notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this free writing prospectus or the accompanying prospectus. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

	Price to Public	Underwriting Discount	Proceeds to UBS AG
Per Note	100%	• %	• %
Total	•	•	•

UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-657-9836.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Prospectus dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000095012309000556/y73628b2e424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “Notes” refers to the 100% Principal Protection Callable USD CMS Spread Steepener Notes that are offered hereby. Also, references to the “accompanying prospectus” mean the UBS prospectus, dated January 13, 2009.

Investor Suitability

The Notes may be suitable for you if:

♦	You seek an investment with a return linked to the spread between the 30y CMS and the 2y CMS and understand the complex factors that influence long- and short-term interest rates in general and swap rates in particular.
♦	You believe that, after the Fixed Interest Rate Period, the 30y CMS will generally exceed the 2y CMS Rate during the period you will hold the Notes, such that the CMS Spread will be positive and result in an effective yield over the term of the Notes that is above that of a comparable fixed-rate debt instrument.
♦	You seek an investment that offers 100% principal protection, subject to the creditworthiness of UBS, when the Notes are held to maturity.
♦	You are willing and able to hold the Notes to maturity and are aware that there may be little or no secondary market for the Notes.
♦	You are comfortable holding Notes with unpredictable interest payments, which could result in your receiving little or no interest on your Notes following the Fixed Interest Rate Period.
♦	You are comfortable holding Notes that are callable by the Issuer.
♦	You are comfortable with the creditworthiness of UBS, as issuer of the Notes.

The Notes may not be suitable for you if:

♦	You believe that, after the Fixed Interest Rate Period, the CMS Spread will generally be very low, zero or negative, which will result in an effective yield that is below that of a comparable fixed-rate debt instrument.
♦	You are not familiar with the complex factors that influence long- and short-term interest rates and swap rates.
♦	You are uncomfortable holding Notes with unpredictable interest payments, which could result in you receiving little or no interest following the Fixed Interest Rate Period.
♦	You are unable or unwilling to hold the Notes to maturity.
♦	You seek an investment for which there will be an active secondary market.
♦	You are not comfortable holding Notes that are callable by the Issuer.
♦	You are unable or unwilling to assume the credit risk associated with UBS, as issuer of the Notes.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Risk Factors” beginning on page 7 of this free writing prospectus for risks related to an investment in the Notes.

What are the tax consequences of the Notes?

The law applicable to the U.S. federal income taxation of instruments such as the Notes is technical and complex. Accordingly, this discussion represents only a general summary, and you should review carefully the section in this free writing prospectus entitled “Supplemental U.S. Tax Considerations.” The Notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes. Assuming this treatment, if you are a U.S. Holder, regardless of your method of tax accounting, in each taxable year you will be required to accrue as ordinary income amounts based on the “comparable yield” of the Notes (as described herein under “Supplemental U.S. Tax Considerations”), as determined by us. In addition, any income recognized upon a sale, exchange or retirement of a Note generally will be treated as ordinary interest income for U.S. federal income tax purposes. Generally, there will be no withholding tax on amounts paid to a Non-U.S. Holder, provided certain certification requirements are satisfied. See the section herein entitled “Supplemental U.S. Tax Considerations” for an additional discussion of the U.S. federal income tax treatment of the ownership and disposition of the Notes.

Please see the accompanying prospectus for a discussion of certain Swiss tax considerations relating to the Notes.

Indicative Terms

Issuer	UBS AG, Jersey Branch
Calculation Agent	UBS AG, London Branch
Aggregate Principal Amount	$•
Denomination	$1,000 principal amount per Note
Minimum Investment	$1,000 (1 Note). Purchases must be in integral multiples of $1,000.
Issue Price	100% of the principal amount
Expected Settlement Date	October 13, 2009
Maturity Date	October 15, 2024
Optional Redemption	We may, at our election, redeem the Notes in whole, but not in part, on any Interest Payment Date scheduled to occur on or after October 13, 2010 by giving at least 5 business days’ prior written notice to the trustee, at a redemption price equal to 100% of the principal amount of the Notes.
Payment at Maturity	The Notes are 100% principal protected only if held to maturity(1). The total amount due and payable on the Notes on the Maturity Date will equal:
• the principal amount; plus
• unpaid interest accrued at the Applicable Interest Rate for the Interest Period ending on the Maturity Date.
Interest Payment Amount	The amount of interest to be paid on the Notes for an Interest Period is equal to the product of (a) the principal amount of the Notes, (b) the Applicable Interest Rate for that Interest Period and (c) a fraction, the numerator of which is the number of days in the Interest Period (calculated on the basis of a 360-day year of twelve 30-day months) and the denominator of which is 360.
Applicable Interest Rate	For each Interest Period occurring during the Fixed Interest Rate Period, the Applicable Interest Rate will be a fixed rate equal to 11.00% per annum (the “Fixed Interest Rate”).
For each Interest Period occurring after the Fixed Interest Rate Period, if on the relevant Coupon Determination Date the CMS Spread is greater than zero, the Applicable Interest Rate will equal:
the lesser of (i) the Multiplier × the CMS Spread and (ii) the Interest Rate Cap
For each Interest Period occurring after the Fixed Interest Rate Period, if on the relevant Coupon Determination Date the CMS Spread is zero or negative, the Applicable Interest Rate will equal zero.

You will not earn interest during any Interest Period occurring after the Fixed Interest Rate Period unless, on the Coupon Determination Date corresponding to such Interest Period, the CMS Spread is positive, and, in such event, you will not earn interest in excess of the Interest Rate Cap. Because the actual interest payable on your Notes on any Interest Payment Date occurring after the Fixed Interest Rate Period may be zero or a relatively low amount in periods where 30y CMS and 3y CMS do not differently significantly, the aggregate return on your Notes over their term may be significantly less than the return on a comparable fixed-rate debt instrument.
Multiplier	4
Interest Rate Cap	25.00% per annum
Interest Periods	Quarterly from (and including) the Interest Payment Date (or the Settlement Date, in the case of the first Interest Period) to (but excluding) the immediately succeeding Interest Payment Date (or the Maturity Date, in the case of the final Interest Period).
Interest Payment Dates	The 13th day of each January, April, July and October, commencing on January 13, 2010, and ending on the Maturity Date; provided that if such day is not a business day, the interest for such period shall be paid on the immediately succeeding business day.
Fixed Interest Rate Period	The first four Interest Periods, i.e., up to the Interest Period ending on October 13, 2010.
CMS Spread	30y CMS – 2y CMS.
(1)	Principal protection is provided by UBS and, therefore, is dependent on the ability of UBS to satisfy its obligations as they come due.

Indicative Terms (continued)

30y CMS	The USD 30-year Constant Maturity Swap Rate, which, for any Interest Period, is the rate for U.S. Dollar swaps with a maturity of thirty years, expressed as a percentage, that appears on the Reuters Screen ISDAFIX1 Page as of 11:00 a.m., New York City time, on the Coupon Determination Date. If 30y CMS cannot be determined on a Coupon Determination Date as described above, then 30y CMS will be determined on the basis of the mid-market semi-annual swap rate quotations provided by five leading swap dealers in the New York City interbank market selected by the Calculation Agent for the purposes of providing quotations as provided below, at approximately 11:00 a.m., New York City time on such Coupon Determination Date; and for this purpose, the semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. Dollar interest rate swap transaction with a term equal to 30 years commencing on the second following business day and in an amount that is representative for a single U.S. dollar interest rate transaction in the relevant market at the relevant time, with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to USD-LIBOR with a designated maturity of three months. If at least three quotations are provided, the rate will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If fewer than three quotations are provided, the rate for the Coupon Determination Date will be determined by the Calculation Agent, in a commercially reasonable manner and in its sole and absolute discretion.

2yr CMS	The USD 2-year Constant Maturity Swap Rate, which, for any Interest Period, is the rate for U.S. Dollar swaps with a maturity of two years, expressed as a percentage, that appears on the Reuters Screen ISDAFIX1 Page as of 11:00 a.m., New York City time, on the Coupon Determination Date. If 2y CMS cannot be determined on a Coupon Determination Date as described above, then 2y CMS will be determined on the basis of the mid-market semi-annual swap rate quotations provided by five leading swap dealers in the New York City interbank market selected by the Calculation Agent for the purposes of providing quotations as provided below, at approximately 11:00 a.m., New York City time on such Coupon Determination Date; and for this purpose, the semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. Dollar interest rate swap transaction with a term equal to two years commencing on the second following business day and in an amount that is representative for a single U.S. dollar interest rate transaction in the relevant market at the relevant time, with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to USD-LIBOR with a designated maturity of three months. If at least three quotations are provided, the rate will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If fewer than three quotations are provided, the rate for the Coupon Determination Date will be determined by the Calculation Agent, in a commercially reasonable manner and in its sole and absolute discretion.
Coupon Determination Date	For each Interest Period occurring after the Fixed Interest Rate Period, the fifth business day immediately preceding (but excluding) the first day of such Interest Period.
Daycount Basis	30/360
CUSIP:	90261JEC3
ISIN:	US90261JEC36

For additional terms related to this offering, please see “General Terms of the Notes” beginning on page 10.

Summary

This free writing prospectus describes terms that will apply generally to the Notes. On the trade date, UBS AG will prepare a pricing supplement that will also include the specific pricing terms for this issuance. This free writing prospectus and the pricing supplement prepared on the trade date should be read in connection with the accompanying prospectus.

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this free writing prospectus, when we refer to the “Notes,” we mean the 100% Principal Protection Callable USD CMS Spread Steepener Notes. Also, references to the “accompanying prospectus” mean the accompanying UBS prospectus, dated January 13, 2009. References to the “pricing supplement” mean the pricing supplement relating to your Notes prepared by UBS AG on the trade date.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

100% Principal Protection Callable USD CMS Spread Steepener Notes

The 100% Principal Protection Callable USD CMS Spread Steepener Notes (the “Notes”) are medium term notes issued by UBS AG that pay interest quarterly in arrears at a fixed rate equal to 11.00% per annum (the “Fixed Interest Rate”) for the first four Interest Periods (such period ending on October 13, 2010, the “Fixed Interest Rate Period”) and thereafter at a rate per annum equal to a multiplier of 4 (the “Multiplier”) × the positive difference, or spread (expressed in basis points, the “CMS Spread”) between the USD 30-year Constant Maturity Swap Rate (“30y CMS”) and the USD 2-year Constant Maturity Swap Rate (“2y CMS”), up to a maximum equal to 25.00% per annum (the “Interest Rate Cap”). The Notes are 100% principal protected if held to maturity, subject to the creditworthiness of UBS. The Notes are senior unsecured obligations of UBS AG that rank equally with its other unsecured unsubordinated obligations.

Interest on the Notes, if any, will be based on the Applicable Interest Rate, as determined by the Calculation Agent, payable quarterly in arrears on the 13th day of January, April, July and October, commencing on January 13, 2010 (each such date, an “Interest Payment Date”); provided that if such day is not a business day, interest will be paid on the immediately succeeding business day and no additional interest will accrue in respect of the delay. Interest, if any, will be computed on the basis of a 360-day year consisting of twelve 30-day months.

The initial Interest Period will begin on, and include, the Settlement Date and end on, but exclude, January 13, 2010. Each subsequent Interest Period will begin on, and include, the Interest Payment Date for the preceding Interest Period and end on, but exclude, the immediately succeeding Interest Payment Date. The final Interest Period will end on, but exclude, the Maturity Date or any earlier redemption date.

The Coupon Determination Date for each Interest Period occurring after the Fixed Interest Rate Period will be the fifth business day preceding (but excluding) the first day of such Interest Period. There will be no Coupon Determination Date for any Interest Period occurring during the Fixed Interest Rate Period.

You will not earn interest on your Notes with respect to any Interest Period occurring after the Fixed Interest Rate Period unless, on the Coupon Determination Date corresponding to such Interest Period, the CMS Spread is positive, and, in such event, you will not earn interest in excess of the Interest Rate Cap. Accordingly, the actual interest payable on your Notes on any Interest Payment Date occurring after the Fixed Interest Rate Period may be zero and the return on your Notes over their term may be significantly less than the return on a comparable fixed-rate debt instrument.

Whether interest is payable on any Interest Payment Date occurring after the Fixed Interest Rate Period will depend on the CMS Spread on the Coupon Determination Date corresponding to the related Interest Period.

For each Interest Period occurring after the Fixed Interest Rate Period:

Step 1: Determine the CMS Spread on each Coupon Determination Date

The CMS Spread, for any Interest Period occurring after the Fixed Interest Rate Period, is the amount (expressed as basis points) equal to (a) the 30y CMS minus (b) the 2y CMS (each as defined above) on the relevant Coupon Determination Date for such Interest Period.

Step 2: Calculate the Applicable Interest Rate

For any Interest Period occurring after the Fixed Interest Rate Period, if the CMS Spread is greater than zero, the Applicable Interest Rate will equal:

The lesser of (i) the Multiplier × the CMS Spread and (ii) the Interest Rate Cap

For any Interest Period occurring after the Fixed Interest Rate Period, if, on the relevant Coupon Determination Date, the CMS Spread is zero or negative, the Applicable Interest Rate will equal 0.00%.

Step 3: Calculate the amount of interest to be paid on the Notes for the Interest Period

The amount of interest to be paid on the Notes for any Interest Period occurring after the Fixed Interest Rate Period is equal to the product of (a) the principal amount of the Notes, (b) the Applicable Interest Rate for that Interest Period and (c) a fraction, the numerator of which is the number of days in the Interest Period (calculated on the basis of a 360-day year of twelve 30-day months) and the denominator of which is 360.

Can you sell the Notes back to us?

Although we are not obligated to do so, our current practice is to quote you a price to purchase your Notes upon request. However, any purchase price we quote you prior to redemption at maturity will take into consideration then-current market conditions and expectations of future payments on the Notes, among other things, and, as a result, the purchase price at which we would repurchase your Notes prior to maturity may be significantly less than the principal amount of the Notes. You should therefore be prepared to hold the Notes to maturity.

The Notes are part of a series.

The Notes are part of a series of debt securities entitled “Medium Term Notes, Series A” which we may issue from time to time under our indenture, which is described in the accompanying prospectus. This free writing prospectus summarizes general financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this free writing prospectus) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

The Notes may be redeemed prior to maturity.

We may redeem the Notes (a) at our election, on any Interest Payment Date scheduled to occur on or after October 13, 2010, as described under the heading “General Terms of the Notes—Redemption Price Upon Optional Redemption on an Interest Payment Date” and (b) as described under the heading “General Terms of the Notes—Redemption Price Upon Optional Tax Redemption” and upon the occurrence of the circumstances described under the “Description of Debt Securities We May Offer—Optional Tax Redemption” in the accompanying prospectus.

Hypothetical examples of how the Applicable Interest Rate is calculated for Interest Periods occurring after the Fixed Interest Rate Period

The Applicable Interest Rate for each Interest Period occurring during the Fixed Interest Rate Period is a fixed rate equal to 11.00% per annum (the “Fixed Interest Rate”).

For any Interest Period occurring after the Fixed Interest Rate Period, if the CMS Spread is greater than zero, the Applicable Interest Rate will equal the lesser of (i) the Multiplier × the CMS Spread and (ii) the Interest Rate Cap. If, however, the CMS Spread is zero or negative, the Applicable Interest Rate will be 0.00%.

The examples below are based on hypothetical CMS Spreads, the Interest Rate Cap of 25.00% per annum and the Multiplier of 4 and are provided for purposes of illustration only. The actual Applicable Interest Rate for any Interest Period occurring after the Fixed Interest Rate Period will depend on the actual CMS Spread, which will be determined on the Coupon Determination Date corresponding to such Interest Period. The results in the table below are based solely on the hypothetical examples cited, and illustrate how changes in the CMS Spread affect the interest amount payable on the Notes after the Fixed Interest Period. In particular, the example illustrates that, where the CMS Spread falls at or below zero on any Coupon Determination Date, interest on the Notes does not accrue for the applicable Interest Period.

CMS Spread (bps)	Applicable Interest Rate	Interest amount payable on an Interest Payment Date**
600	25.00%*	$62.50
500	20.00%	$50.00
200	8.00%	$20.00
100	4.00%	$10.00
0	0.00%	$0.00
-50	0.00%	$0.00
*	Interest is capped at the Interest Rate Cap of 25.00% per annum
**	The interest amount payable on an Interest Payment Date occurring after the Fixed Interest Rate Period per $1,000 Note is equal to: $1,000 × Applicable Interest Rate, converted to a decimal equivalent, × for purposes of the examples above, (90/360).

Fluctuations in the CMS Spread make the Applicable Interest Rate on the Notes for any Interest Period occurring after the Fixed Interest Rate Period difficult to predict and, as a result, your effective return on the Notes may be lower than anticipated or even be zero for one or more of those Interest Periods.

In addition, whether you receive any interest after October 13, 2010 depends on whether we elect to exercise our optional redemption right. It is more likely that we will redeem the Notes prior to their maturity to the extent that the CMS Spread results in an amount of interest payable on the Notes that is greater than instruments of a comparable maturity and credit rating trading in the market. If we redeem the Notes prior to maturity, you will receive no further interest payments and will no longer benefit from the Multiplier. See “Risk Factors — There is the risk that we may redeem the Notes prior to maturity.” on page 9 of this free writing prospectus.

Historical Levels of the CMS Spread

We have included the following graph of the historical behavior of CMS Spread for the period September 23, 1999 to September 23, 2009, for your reference. Past movements of CMS Spread are not indicative of future levels or the future behavior of CMS Spread.

Spread Between 30y CMS and 2y CMS

Source: Bloomberg Financial Systems

Risk Factors

Your investment in the Notes will involve risks. The Notes are not secured debt. Unlike ordinary debt securities, the return on the Notes after the Fixed Interest Rate Period is linked to the CPI Year-Over-Year Change. This section describes some of the most significant risks relating to an investment in the Notes. We urge you to read the following information about these risks, together with the other information in this free writing prospectus and the accompanying prospectus, before investing in the Notes.

The Notes are intended to be held to maturity. Your principal protection is subject to UBS’s creditworthiness and applies only if you hold your Notes to maturity. Changes in the value of the CMS Spread could result in a substantial loss to you if you sell your Notes in any secondary market that may develop prior to maturity.

You will receive at least the minimum payment of 100% of the principal amount of your Notes only if you hold your Notes to maturity, unless we elect to redeem the Notes prior to maturity, in which case you will receive the relevant redemption price as described under the heading “General Terms of the Notes.” If you choose to sell your Notes in the secondary market prior to maturity, the trading value of the Notes will be affected by factors that interrelate in complex ways, including the level and direction of the 30y CMS and the 2y CMS, the anticipated level and potential volatility of the CMS Spread, the time remaining to the maturity of the Notes, the creditworthiness of UBS AG and the availability of comparable instruments. In particular, to the extent that the CMS Spread is zero or negative or results in a percentage that would result in an effective rate lower than that of a comparable instrument, or the market perceives that the risk of this occurring increases, the trading price of the Notes may be adversely affected. You should be willing to hold your Notes to maturity. If you sell your Notes in the secondary market prior to maturity, you will not receive principal protection on the portion of your Notes sold, and you may receive a dollar price less than 100% of the applicable principal amount of Notes sold.

Your interest payments on the Notes for any Interest Periods occurring after the Fixed Interest Rate Period are uncertain and could be zero or relatively low amounts in periods where the 30y CMS does not significantly exceed the 2y CMS.

The interest payable on the Notes for any Interest Periods occurring after the Fixed Interest Rate Period is uncertain, and movements in the CMS Spread will affect whether and the extent to which you will receive interest on the Notes in any such Interest Period. For any Interest Period occurring after the Fixed Interest Rate Period, if the CMS Spread on the relevant Coupon Determination Date is greater than zero, the Applicable Interest Rate will equal the lesser of (i) the Multiplier × the CMS Spread and (ii) the Interest Rate Cap. However, there is a risk that, on any Coupon Determination Date, the CMS Spread may be zero or negative, in which event no interest will accrue for the corresponding Interest Period. There are multiple factors that have and will continue to impact the 30y CMS and the 2y CMS and thereby the CMS Spread. If the CMS Spread is zero or negative on any Coupon Determination Date, no interest will accrue for or be payable with respect to the corresponding Interest Period and, as a result, your return on the Notes may be zero in any given Interest Period. Fluctuations in 30y CMS and 2y CMS may make the value of the Notes difficult to predict and more volatile than conventional fixed or floating interest rate debt securities and can result in effective returns to investors that are lower than anticipated.

Information about historical values may not be indicative of future values.

Included above in “Historical Levels of the CMS Spread” is information about the historical levels of the CMS Spread. These historical levels have been furnished as a matter of information only, and you should not regard the information as indicative of the range of, or trends in, fluctuations in the 30y CMS or the 2y CMS or the CMS Spread that may occur in the future. There are multiple factors that have and will continue to impact the 30y CMS and the 2y CMS, and thereby the CMS Spread, and fluctuations in the 30y CMS and the 2y CMS, and thereby the CMS Spread, may make the value of the Notes difficult to predict and more volatile than conventional fixed or floating interest rate debt securities and can result in effective returns to investors that are lower than anticipated. Such factors include:

♦	movements in the 30y CMS and 2y CMS;
♦	general economic, financial, political or regulatory conditions;
♦	changes in, and volatility of, interest rates generally;
♦	monetary policies of the Federal Reserve Bank; and
♦	inflation and expectations concerning inflation.

The market value of the Notes may be influenced by unpredictable factors.

The existence, magnitude and longevity of the risks associated with the Notes depend on factors over which we do not have any control and that cannot readily be foreseen, including, but not limited to:

♦	interest rates in the market generally;
♦	supply and demand for the Notes, including inventory positions held by UBS Securities LLC or any other market maker;
♦	economic, financial, political, regulatory or judicial events that affect financial markets or the economy generally;
♦	the time remaining to maturity;
♦	our right to redeem the Notes; and
♦	the creditworthiness and credit rating of UBS.

We expect that, generally, expectations regarding the CMS Spread will affect the market value of the Notes more than any other single factor.

CMS Spreads have experienced periods of volatility and such volatility may occur in the future. Fluctuations and trends in CMS Spreads that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future. As a holder of the Notes, the amount of interest payable on the Notes for any Interest Periods occurring after the Fixed Interest Rate Period will be affected by changes in the CMS Spread. Such changes may be significant and if the CMS Spread is zero or negative, no interest will accrue for the corresponding Interest Period. Changes in the CMS Spread result from the interaction of many factors over which we have no control.

There may not be an active trading market in the Notes, and sales prior to maturity may result in losses.

You should be willing and able to hold your Notes to maturity. There may be little or no secondary market for the Notes. We do not intend to list the Notes on any stock exchange or automated quotation system, and it is not possible to predict whether a secondary market will develop for the Notes. Even if a secondary market for the Notes develops, it may not provide significant liquidity or result in trading of Notes at prices advantageous to you. Sales in the secondary market may result in significant losses. UBS Securities LLC and other affiliates of UBS currently intend to act as market makers for the Notes, but they are not required to do so. Even if UBS Securities LLC, any of our other affiliates or any other market maker makes a market in the Notes, they may stop doing so at any time. We expect there to be little or no liquidity in the Notes. The prices we or our affiliates may offer for the Notes will be discounted to reflect costs and, among other things, changes of and volatility in interest rates in the market.

As a result, if you sell your Notes prior to maturity, you may have to do so at a discount from the issue price and you may suffer losses.

The inclusion of commissions and compensation in the original issue price of the Notes is likely to adversely affect secondary market prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the Notes in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price is likely to include, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the Notes. In addition, any such prices may differ from values determined by pricing models used by UBS AG or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

UBS AG’s or its affiliates’ investments in instruments relating to interest rate swaps may adversely affect the trading value of the Notes.

We and our affiliates are active participants in interest rate swaps and other contracts as sellers, buyers, dealers, proprietary traders and agents for our customers. As described under “Use of Proceeds and Hedging” on page 13, we or one or more of our affiliates may hedge our or their interest rate exposure from the Notes by entering into various transactions. We or our affiliates may adjust these hedges at any time. These activities may adversely affect the trading value of the Notes. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the Notes may decline.

Our business activities may create conflicts of interest.

Trading activities related to short-term and long-term interest rate swaps and other instruments that may affect the 30y CMS or the 2y CMS may be entered into on behalf of UBS, its affiliates or customers other than for the account of the holders of the Notes or on their behalf. In addition, UBS and its affiliates expect to engage in trading activities related to the 30y CMS or the 2y CMS that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the Notes and the interests UBS and its affiliates will have in their proprietary accounts in facilitating transactions, including block trades and options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the levels of the 30y CMS and/or the 2y CMS, could be adverse to the interests of the holders of the Notes.

There are potential conflicts of interest between you and the Calculation Agent.

UBS AG, London Branch, will serve as the initial Calculation Agent. UBS AG, London Branch, will, among other things, determine the Applicable Interest Rate throughout the term of the Notes. For a description of the Calculation Agent’s role, see “General Terms of the Notes—Role of Calculation Agent” on page 12. The Calculation Agent will exercise its judgment when performing its functions.

We and our affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in or holding the Notes, and may do so in the future. Any such research, opinions or recommendations could affect the interest rate futures to which the Notes are linked or the market value of the Notes.

UBS and its affiliates publish research from time to time with respect to movements in interest rates generally or the 30y CMS, the 2y CMS or the CMS Spread specifically and other matters that may influence the value of the Notes, express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. UBS and its affiliates may have published research or other opinions that call into question the investment view implicit in the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation regarding the merits of investing in the Notes and the CMS Spread to which the Notes are linked.

No current research recommendation.

Neither UBS nor any of its subsidiaries or affiliates currently publishes research on, or assigns a research recommendation to, the Notes.

Credit of UBS

The Notes are senior unsecured debt obligations of the issuer, UBS AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including interest and any principal protection provided at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive the principal protection or any other amounts owed to you under the terms of the Notes.

The Notes are not insured by the FDIC or any other governmental agency.

The Notes are not deposit liabilities of UBS, and neither the Notes nor your investment in the Notes are insured by the United States Federal Deposit Insurance Corporation (“FDIC”) or any other governmental agency of the United States, Switzerland or any other jurisdiction.

In the event that we are required to pay additional amounts in respect of tax withholding, the amount we will pay you to redeem your Notes is uncertain.

If we redeem your Notes because we are required to pay additional amounts in respect of tax withholding, we will pay you the fair market value of your Notes as of the fifth business day before the redemption date, less any cost of funding incurred by us, all as determined by the Calculation Agent. Such fair market value would take into consideration the net present value of expected future payments of the principal and interest on the Notes. If the value of expected future interest payments on the Notes is low, the net present value might primarily depend on the present value of the repayment of the principal amount at maturity, which could result in a net present value of the Notes below par.

There is a risk that we may redeem the Notes prior to maturity.

We have the right to redeem the Notes on any Interest Payment Date scheduled to occur on or after July 31, 2010. If we redeem the Notes, we will pay you the principal amount of your Notes on such Interest Payment Date and we will pay interest, if any, on such Interest Payment Date to the holder of record of the Notes as of the close of business on the immediately preceding business day. It is more likely that we will redeem the Notes prior to maturity to the extent that the CMS Spread results in an amount of interest payable on the Notes that is greater than instruments of a comparable maturity and credit rating trading in the market. If we redeem the Notes prior to maturity, you will receive no further interest payments and will no longer not benefit from the Multiplier, and you may have to re-invest the proceeds in a lower-rate environment.

General Terms of the Notes

The following is a summary of the general terms of the Notes. The information in this section is qualified in its entirety by the information set forth in the accompanying prospectus. In this section, references to “holders” mean you, as owner of the Notes registered in your name, on the books that we or the trustee maintain for this purpose, and not those holders who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through the Depository Trust Company or another depositary. As an owner of beneficial interests in the Notes, you should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

In addition to the terms described elsewhere in this free writing prospectus, the following general terms will apply to the Notes:

Denominations

Your minimum investment is one Note at the principal amount. The principal amount of each Note will be $1,000.

Maturity Date

The Maturity Date for the Notes is expected to be October 15, 2024, unless that day is not a business day, in which case the Maturity Date will be the immediately succeeding business day, subject to an earlier redemption by us.

Interest Payment Dates

Interest Payment Dates shall be the 13th day of each January, April, July and October, commencing on January 13, 2010, and ending with the Maturity Date, or if any such day is not a business day, on the immediately succeeding business day.

Regular Record Dates for Interest Payments

The regular record date relating to an interest payment on the Notes shall be the business day prior to the Interest Payment Date. For the purpose of determining the holder at the close of business on a regular record date, the close of business will mean 5:00 P.M., New York City time, on that day.

Coupon

Interest on the Notes, if any, will be based on the Applicable Interest Rate, as determined by the Calculation Agent, payable quarterly in arrears on the Interest Payment Date for the applicable Interest Period. Interest, if any, will be computed on the basis of a 360-day year consisting of twelve 30-day months. The initial Interest Period will begin on, and include, the Settlement Date and end on, but exclude, January 13, 2010. Each subsequent Interest Period will begin on, and include, the Interest Payment Date for the preceding Interest Period and end on, but exclude, the immediately succeeding Interest Payment Date. The final Interest Period will end on, but exclude, the Maturity Date or any earlier redemption date.

The Applicable Interest Rate for the first four Interest Periods (such period ending on October 13, 2010, the “Fixed Interest Rate Period”) is a fixed rate equal to 11.00% per annum (the “Fixed Interest Rate”).

Following the Fixed Interest Rate Period, the Applicable Interest Rate will be a rate per annum equal to a multiplier of 4 (the “Multiplier”) × the positive difference, or spread (expressed in basis points and determined on the relevant Coupon Determination Date, the “CMS Spread”) between the 30y CMS and the 2y CMS, up to a maximum rate per annum equal to 25.00% per annum (the “Interest Rate Cap”). If the CMS Spread on a Coupon Determination Date is zero or negative, the Applicable Interest Rate for the applicable Interest Period will be 0.00%.

“30y CMS” means:

♦	for any Interest Period, the rate for U.S. Dollar swaps with a maturity of thirty years, expressed as a percentage, that appears on the Reuters Screen ISDAFIX1 Page as of 11:00 a.m., New York City time, on the fifth business day prior to (but excluding) the first day of such Interest Period (each, a “Coupon Determination Date”); and
♦	if 30y CMS cannot be determined on a Coupon Determination Date as described above, then 30y CMS will be determined on the basis of the mid-market semi-annual swap rate quotations provided by five leading swap dealers in the New York City interbank market selected by the Calculation Agent for the purposes of providing quotations as provided below, at approximately 11:00 a.m., New York City time on such Coupon Determination Date; and for this purpose, the semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. Dollar interest rate swap transaction with a term equal to 30 years commencing on the second following business day and in an amount that is representative for a single U.S. dollar interest rate transaction in the relevant market at the relevant time, with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to USD-LIBOR with a designated maturity of three months. If at least three quotations are provided, the rate will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If fewer than three quotations are provided, the rate for the Coupon Determination Date will be determined by the Calculation Agent, in a commercially reasonable manner and in its sole and absolute discretion.

“2y CMS” means:

♦	for any Interest Period, the rate for U.S. Dollar swaps with a maturity of two years, expressed as a percentage, that appears on the Reuters Screen ISDAFIX1 Page as of 11:00 a.m., New York City time, on the Coupon Determination Date; and
♦	if 2y CMS cannot be determined on a Coupon Determination Date as described above, then 2y CMS will be determined on the basis of the mid-market semi-annual swap rate quotations provided by five leading swap dealers in the New York City interbank market selected by the Calculation Agent for the purposes of providing quotations as provided below, at approximately 11:00 a.m., New York City time on such Coupon Determination Date; and for this purpose, the semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. Dollar interest rate swap transaction with a term equal to 2 years commencing on the second following business day and in an amount that is representative for a single U.S. dollar interest rate transaction in the relevant market at the relevant time, with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to USD-LIBOR with a designated maturity of three months. If at least three quotations are provided, the rate will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If fewer than three quotations are provided, the rate for the Coupon Determination Date will be determined by the Calculation Agent, in a commercially reasonable manner and in its sole and absolute discretion.

Redemption Price upon Optional Redemption on an Interest Payment Date

We may, at our election, redeem the Notes in whole, but not in part, on any Interest Payment Date scheduled to occur on or after October 13, 2010 by giving at least 5 business days’ prior written notice to the trustee. Neither we nor any of our agents are required to notify you prior to any such redemption.

If we elect to redeem your Notes on an interest payment date, we will pay you an amount equal to 100% of the principal amount of your Notes and we will pay the interest, if any, due on such Interest Payment Date to the holder of record of the Notes as of the close of business on the immediately preceding business day. See “Description of Debt Securities We May Offer—Redemption and Repayment” in the accompanying prospectus.

Redemption Price upon Optional Tax Redemption

We have the right to redeem the Notes in the circumstances described under “Description of Debt Securities We May Offer—Optional Tax Redemption” in the accompanying prospectus. If we exercise this right, the redemption price of the Notes will be determined by the Calculation Agent in a manner reasonably calculated to reflect the fair market value of your Notes, which could be less than par.

Default Amount on Acceleration

If an event of default occurs and the maturity of your Notes is accelerated, we will pay the default amount in respect of the principal of your Notes at maturity. We describe the default amount below under “—Default Amount.”

For the purpose of determining whether the holders of our Medium-Term Notes, Series A, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of those Notes. Although the terms of the Notes may differ from those of the other Medium-Term Notes, Series A, holders of specified percentages in principal amount of all Medium-Term Notes, Series A, together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series A, including the Notes. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series A, accelerating the maturity of the Medium-Term Notes, Series A, after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification and Waiver of Covenants.”

Default Amount

The default amount for your Notes on any day will be a return, in U.S. Dollars for the principal of your Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your Notes. That cost will equal:

♦	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking; plus
♦	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of your Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your Notes, which we describe below, the holders of your Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

♦	no quotation of the kind referred to above is obtained; or
♦	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence. In any event, if the default quotation period and the subsequent two business days objection period have not ended before the Final Valuation Date, then the default amount will equal the principal amount of the Notes.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

♦	A-1 or higher by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency; or
♦	P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment and Delivery

Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a “business day” with respect to the Notes, we mean a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City or London generally are authorized or obligated by law, regulation or executive order to close. Any payment on your Notes that would otherwise be due on a day that is not a business day may instead be paid on the immediately preceding day that is a business day, with the same effect as if paid on the original due date, except as described under “—Maturity Date” and “—Interest Payment Dates” above.

Role of Calculation Agent

UBS AG, London Branch, will serve as the initial Calculation Agent. We may change the Calculation Agent after the original issue date of the Notes without notice. The Calculation Agent will make all determinations regarding the 30y CMS, the 2y CMS, the CMS Spread, the amount of any Interest Payment to which you may be entitled, payments on the Notes due at maturity, business days, the default amount, the Applicable Interest Rate and any other amounts payable in respect of your Notes. Absent manifest error, all determinations of the Calculation Agent will be final and binding on you and us, without any liability on the part of the Calculation Agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the Calculation Agent.

Booking Branch

The Notes will be booked through UBS AG, Jersey Branch, as issuer.

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In connection with the sale of the Notes, we or our affiliates may enter into hedging transactions involving the execution of long-term or short-term interest rate swap, futures and option transactions, purchases and sales of securities linked to the 30y CMS or the 2y CMS or the CMS Spread or the execution of other derivative transactions with returns linked to or related to changes in the 30y CMS, the 2y CMS or the CMS Spread both before and after the Issue Date of the Notes. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

The hedging activity discussed above may adversely affect the market value of the Notes from time to time and payment on the Notes at maturity. See “Risk Factors” beginning on page 7 for a discussion of these adverse effects.

Certain ERISA Considerations

UBS, UBS Securities LLC and other of its affiliates may each be considered a “party in interest” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “disqualified person” (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”)) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code (“Plan”). The purchase of the Notes by a Plan with respect to which UBS Securities LLC or any of UBS’s affiliates acts as a fiduciary, as defined in Section 3(21) of ERISA and/or Section 4975 of the Code (“Fiduciary”), would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Securities LLC or any of UBS’s affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for prohibited transactions that may arise from the purchase or holding of the Notes. These exemptions are PTCE 84-14 (for transactions determined by independent qualified professional asset managers), 90-1 (for insurance company pooled separate accounts), 91-38 (for bank collective investment funds), 95-60 (for insurance company general accounts) and 96-23 (for transactions managed by in-house asset managers). Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code also provide an exemption for the purchase and sale of securities where neither UBS nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”).

Upon purchasing the Notes, any purchaser or holder will be deemed to have represented either that (1) it is not a Plan or a governmental, church or non-U.S. plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Laws”) and is not purchasing Notes on behalf of or with the assets of any Plan or plan subject to Similar Laws or (2) the acquisition, holding and, to the extent relevant, disposition of the Notes shall not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any provision of Similar Law.

Purchasers of the Notes have exclusive responsibility for ensuring that their purchase and holding of the Notes do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The sale of any Notes to a Plan or plan subject to Similar Laws is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such plans generally or any particular plan, or that such investment is appropriate for such plans generally or any particular plan.

The discussion above supplements the discussion under “ERISA Considerations” in the accompanying prospectus.

Supplemental U.S. Tax Considerations

The following is a general discussion of the principal U.S. federal income tax consequences of the ownership and disposition of a Note. This discussion applies to you only if you are an initial holder of a Note that purchases the Note at its “issue price,” which is the first price at which a substantial amount of the Notes is sold (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and if you hold the Note as a capital asset within the meaning of Section 1221 of the Code.

This summary is based on the Code, existing and proposed Treasury regulations, revenue rulings, administrative interpretations and judicial decisions, in each case as currently in effect, all of which are subject to change, possibly with retroactive effect. This summary does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or if you are subject to special treatment under the U.S. federal income tax laws, such as:

♦	a financial institution;
♦	a tax-exempt entity;
♦	a dealer or trader in securities subject to a mark-to-market method of tax accounting;
♦	a regulated investment company;
♦	a real estate investment trust;
♦	a person who holds a Note as part of a hedging transaction, “straddle,” conversion transaction or other integrated transaction, or who has entered into a “constructive sale” with respect to a Note;
♦	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar; or
♦	a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

As the law applicable to the U.S. federal income taxation of instruments such as the Notes is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effects of any applicable state, local or foreign tax laws are not discussed. You should consult your tax adviser concerning the U.S. federal income tax consequences of an investment in the Notes, as well as any consequences under the laws of any state, local or non-U.S. taxing jurisdiction.

Tax Consequences to U.S. Holders

The following discussion applies to U.S. Holders. You are a “U.S. Holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a Note that is:

♦	a citizen or resident of the United States,
♦	a corporation created or organized under the laws of the United States or any political subdivision thereof, or
♦	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The Notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes. The remainder of this discussion assumes this treatment.

Under this treatment, regardless of your accounting method, you will be required to accrue as interest income original issue discount (“OID”) on the Notes at the “comparable yield.” The comparable yield is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the Notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the Notes. Solely for purposes of determining the amount of interest income that you will be required to accrue, we also have constructed a “projected payment schedule” in respect of the Notes representing a schedule of payments the amount and timing of which would produce a yield to maturity on the Notes equal to the comparable yield. We will provide the comparable yield and projected payment schedule in the pricing supplement. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amounts that we will pay on the Notes.

For U.S. federal income tax purposes, you will be required to use the projected payment schedule provided by us in determining annual interest accruals in respect of a Note, unless you timely disclose and justify the use of another schedule to the Internal Revenue Service (the “IRS”).

Accordingly, subject to a sale, exchange or retirement of the Notes, you will be required to accrue an amount of OID for U.S. federal income tax purposes, for each accrual period prior to and including the maturity of the Notes, that equals:

♦	the product of (i) the adjusted issue price (as defined below) of your Note as of the beginning of the accrual period and (ii) the comparable yield of the Notes, adjusted for the length of the accrual period;
♦	multiplied by the number of days during the accrual period that you held your Note; and
♦	divided by the number of days in the accrual period.

For U.S. federal income tax purposes, the “adjusted issue price” of a Note is its issue price increased by any interest income previously accrued (without regard to any adjustments described below) and decreased by the projected amount of any prior scheduled payments (without regard to the actual amounts of any prior payments).

In addition, you will have a “positive adjustment” if the amount of any contingent payment is more than the projected amount of that payment and a “negative adjustment” if the amount of the contingent payment is less than the projected amount of that payment. The amount included in income as interest, as described above, will be adjusted upward by the amount, if any, by which the total positive adjustments in a taxable year exceed the total negative adjustments in the taxable year (a “net positive adjustment”) or adjusted downward by the amount, if any, by which the total negative adjustments exceed the total positive adjustments in the taxable year (a “net negative adjustment”). To the extent a net negative adjustment exceeds the amount of interest you otherwise would be required to include for the taxable year, it will give rise to an ordinary loss to the extent of (i) the amount of all of your previous interest inclusions under your Note minus (ii) the total amount of your net negative adjustments treated as ordinary losses in prior taxable years. Any net negative adjustments in excess of that amount will be carried forward to offset future interest income in respect of your Note or to reduce the amount realized on a sale, exchange or retirement of your Note. A net negative adjustment is not subject to the limitation imposed on miscellaneous itemized deductions under Section 67 of the Code.

Upon a sale, exchange or retirement of a Note (including at maturity), you generally will recognize taxable income or loss equal to the difference between the amount realized on the sale, exchange or retirement and your tax basis in the Note. Your tax basis in a Note will equal the cost thereof, increased by the amount of interest income previously accrued by you in respect of the Note (without regard to any adjustments described above) and decreased by the projected amount of all prior scheduled payments (without regard to the actual amounts of those payments) with respect to the Note. You generally will treat any income as interest income and any loss first as ordinary loss, to the extent of previous interest inclusions (less the amount of any prior net negative adjustments treated as ordinary losses), and then as capital loss.

Losses recognized as described above are not subject to the limitation imposed on miscellaneous itemized deductions under Section 67 of the Code. The deductibility of capital losses, however, is subject to limitations. Additionally, if you recognize a loss above certain thresholds, you may be required to file a disclosure statement with the IRS. You should consult your tax adviser regarding these limitations and reporting obligations.

Tax Consequences to Non-U.S. Holders

The following discussion applies to Non-U.S. Holders. You are a “Non-U.S. Holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a Note that is:

♦	a nonresident alien individual;
♦	a foreign corporation; or
♦	a foreign estate or trust.

There will be no U.S. federal income or withholding tax on interest on the Notes or on any gain realized on a sale, exchange or retirement of the Notes, provided generally that (i) you certify on IRS Form W-8BEN, under penalties of perjury, that you are not a United States person and provide your name and address or otherwise satisfy applicable requirements and (ii) such amounts are not effectively connected with your conduct of a U.S. trade or business.

If you are engaged in a U.S. trade or business, and if income or gain from the Notes is effectively connected with your conduct of that trade or business, you generally will be subject to regular U.S. federal income tax with respect to such income or gain in the same manner as if you were a U.S. Holder. In lieu of IRS Form W-8BEN, you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the Notes, including, if you are a corporation, the possible imposition of a 30% branch profits tax.

Backup Withholding and Information Reporting

Interest (including OID) received or accrued on a Note and proceeds received from a sale, exchange or retirement of a Note will be subject to information reporting unless you are an “exempt recipient” (such as a corporation) and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer identification number, if you are a U.S. Holder) or meet certain other conditions. If you are a Non-U.S. Holder and you comply with the certification procedures described in the preceding section, you generally will establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Supplemental Plan of Distribution

UBS will agree to sell to UBS Securities LLC, and UBS Securities LLC will agree to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of the pricing supplement related to the Notes. UBS Securities LLC, in turn, will agree to sell to one or more other securities dealers, and such other securities dealers will agree to purchase from UBS Securities LLC, all or a portion of such aggregate principal amount of the Notes at discounts from the original issue price at varying levels up to the underwriting discount set forth on the front cover of this free writing prospectus. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions.

UBS may use this free writing prospectus and the accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC or any other affiliate of UBS may use this free writing prospectus and the accompanying prospectus in a market-making transaction for any Notes after their initial sale. In connection with this offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this free writing prospectus and the accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this free writing prospectus and the accompanying prospectus are being used in a market-making transaction.

You should rely only on the information incorporated by reference or provided in this free writing prospectus or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this free writing prospectus is accurate as of any date other than the date on the front of the document.

UBS expects to deliver the Notes against payment on or about October 13, 2009, which may be the fourth Business Day following the expected trade date related to your Notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in no more than three business days, unless the parties to any such trade expressly agree otherwise. In purchasing the Notes, each holder will be deemed to have expressly agreed to settle the Notes on October 13, 2009.

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

As of June 30, 2009 (unaudited)	CHF (in millions)	USD (in millions)
Debt
Short Term Debt Issued(1)	122,869	113,157
Long Term Debt Issued(1)	142,245	131,001
Total Debt	265,114	244,158
Minority Interest(2)	8,011	7,378
Shareholders’ Equity	33,545	30,894
Total Capitalization	306,670	282,429

CHF amounts have been translated into USD at the rate of CHF 1 = USD 0.92095 (the exchange rate in effect as of June 30, 2009)

(1)	Includes Money Market Paper and Medium Term Notes as per Balance Sheet position based on remaining maturities
(2)	Includes Trust Preferred Securities

The returns on UBS structured products are linked to the performance of the relevant underlying asset or index. Investing in a structured product is not equivalent to investing directly in the underlying asset or index. Before investing, you should carefully read the detailed explanation of risks, together with other information in the relevant offering materials discussed below, including but not limited to information concerning the tax treatment of the investment. UBS AG has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents UBS AG has filed with the SEC for more complete information about UBS AG and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov or by calling toll-free 1-800-657-9836.